Exhibit 10.39

January 14, 2009

Alnoor Shivji
Chairman, President and Chief Executive Officer
WaferGen Bio-systems, Inc.

Re:           Salary Adjustment

Dear Alnoor:

Per our agreement on November 1, 2008, your base salary was reduced from $5,048 per week ($262,500 annualized) to $4,290 per week, effective November 1, 2008.  Please sign below to confirm your agreement to these salary adjustments.

WaferGen Bio-Systems, Inc. (“WaferGen”) will increase your base salary to the rate of $262,500 per year in the event it (a) raises $5 million in gross proceeds from the sale of its securities in one or more financings on or prior to March 30, 2009, excluding any gross proceeds received in connection with any financings completed by its subsidiary, WaferGen Biosystems (M) Sd. Bhd., a Malaysian corporation; or (b) raises after March 30, 2009 funds sufficient to finance WaferGen’s operations at its then-current burn rate for an additional nine months after the closing of such financing, as reasonably determined by the compensation committee of the board of directors of WaferGen.  Such salary increase would be documented in a written agreement to be signed by the Company and you.

All other terms of your Executive Employment Agreement dated May 31, 2007 will remain in full force and effect, including the severance provisions in Section 10.  In the event you become eligible for severance under Section 10 of your Executive Employment Agreement, your severance will be calculated based on a salary rate of $262,500 per year.  You acknowledge and agree that you are waiving any right you may have to terminate your employment for “Good Reason” under Section 10(e) of your Executive Employment Agreement with respect to this one-time salary reduction as described above.

We appreciate your continuing support and contributions to WaferGen during these challenging times for our industry.

                                                        Very truly yours,

                                                        /s/ Joel Kanter
                                                        Joel Kanter
                                                        Chairman of Audit Committee

ACCEPTED AND AGREED:

Dated:  January 16, 2009                                                    /s/ Alnoor Shivji
                                                        Alnoor Shivji